Exhibit 99.3

Celularity Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30, 2021	December 31, 2020

Assets
Current assets:
Cash and cash equivalents	$8,197	$54,311
Accounts receivable, net of allowance of $188 and $272 as of June 30, 2021 and December 31, 2020, respectively	930	1,134
Notes receivable	2,065	5,416
Inventory	4,472	3,850
Prepaid expenses	7,794	6,576
Other current assets	1,506	873
Total current assets	24,964	72,160
Property and equipment, net	90,337	90,077
Goodwill	123,304	123,304
Intangible assets, net	124,292	125,379
Restricted cash	14,722	15,202
Inventory, net of current portion	3,064	1,998
Other long-term assets	7,202	2,888
Total assets	$387,885	$431,008
Liabilities, Redeemable Convertible Preferred Stock and Stockholders’ Deficit
Current liabilities:
Accounts payable	$6,682	$5,390
Accrued expenses and other current liabilities	13,394	13,451
Current portion of financing obligation	3,039	3,008
Short term borrowings - related party	5,000	-
Deferred revenue	5,100	4,828
Total current liabilities	33,215	26,677
Deferred revenue, net of current portion	6,062	7,621
Acquisition-related contingent consideration	304,071	273,367
Financing obligations	27,961	27,634
Warrant liabilities	114,319	76,640
Deferred income tax liabilities	7	7
Other liabilities	342	349
Total liabilities	485,977	412,295
Commitments and contingencies (Note 10)
Redeemable convertible preferred stock
Series A preferred stock, $0.0001 par value, 38,361,917 shares authorized, issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	184,247	184,247
Series B preferred stock, $0.0001 par value, 97,695,694 shares authorized as of June 30, 2021 and December 31, 2020, respectively, 53,611,506 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.	290,866	290,866
Series X preferred stock, $0.0001 par value, 15,552,130 shares authorized, issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	75,000	75,000
Stockholders’ deficit
Common Stock, $0.0001 par value, 202,500,000 shares authorized as of June 30, 2021 and December 31, 2020, respectively, 24,113,075 and 24,108,246 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively	1	1
Treasury stock, at cost, 118,183 shares as of June 30, 2021 and December 31, 2020, respectively	(256)	(256)
Additional paid-in capital	61,629	32,418
Accumulated deficit	(709,579)	(563,563)
Total stockholders’ deficit	(648,205)	(531,400)
Total liabilities, redeemable convertible preferred stock and stockholders’ deficit	$387,885	$431,008

The accompanying notes are an integral part of these condensed consolidated financial statements.

Celularity Inc.

Condensed Consolidated Statements of Operations (Unaudited)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Net revenues
Product sales and rentals	$1,045	$2,074	$1,885	$4,866
Services	1,597	1,398	2,861	2,814
License, royalty and other	555	-	1,111	-
Total revenues	3,197	3,472	5,857	7,680
Operating expenses
Cost of revenues (excluding amortization of acquired intangible assets)
Product sales and rentals	869	794	1,387	1,650
Services	571	698	1,295	1,079
Licenses, royalties and other	-	-	-	-
Research and development	22,911	15,804	39,901	27,566
Selling, general and administrative	28,863	7,586	36,489	17,036
Change in fair value of contingent consideration liability	10,048	114,738	30,704	116,463
Amortization of acquired intangible assets	546	1,030	1,087	2,060
Total operating expenses	63,808	140,650	110,863	165,854
Loss from operations	(60,611)	(137,178)	(105,006)	(158,174)
Other (expense) income:
Interest income	129	32	269	144
Interest expense	(817)	(924)	(1,569)	(924)
Expense related to warrant liabilities	(1,174)	(1,239)	(37,679)	(15,105)
Other (expense) income, net	(2,004)	3,698	(2,031)	3,595
Total other (expense) income	(3,866)	1,567	(41,010)	(12,290)
Net loss before income taxes	(64,477)	(135,611)	(146,016)	(170,464)
Income tax (benefit)	-	7	-	(4,646)
Net loss	$(64,477)	$(135,618)	$(146,016)	$(165,818)
Per share information:
Net loss per share - basic and diluted	$(2.69)	$(5.66)	$(6.09)	$(6.92)
Weighted average shares outstanding - basic and diluted	23,992,184	23,955,562	23,991,129	23,954,238

The accompanying notes are an integral part of these condensed consolidated financial statements.

Celularity Inc.

Condensed Consolidated Statements of Convertible Preferred Stock and Stockholders’ Deficit (Unaudited)

(in thousands, except share amounts)

	Series A Redeemable Convertible Preferred Stock		Series B Redeemable Convertible Preferred Stock		Series X Redeemable Convertible Preferred Stock		Common Stock		Treasury Stock		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances at December 31, 2019	38,361,917	$184,247	35,847,580	$206,035	15,552,130	$75,000	23,967,250	$1	(18,183)	$-	$27,909	$(355,330)	$(327,420)
Exercise of stock options	-	-	-	-	-	-	5,000	-	-	-	15	-	15
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	828	-	828
Share issuance costs	-	-	-	(15)	-	-	-	-	-	-	-	-	-
Issuance of Series B redeemable convertible preferred stock	-	-	17,720,750	84,596	-	-	-	-	-	-	-	-	-
Net loss	-	-	-	-	-	-	-	-	-	-	-	(30,200)	(30,200)
Balances at Marhc 31, 2020	$38,361,917	$184,247	$53,568,330	$290,616	$15,552,130	$75,000	$23,972,250	$1	$(18,183)	$-	$28,752	$(385,530)	$(356,777)
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	1,444	-	1,444
Net loss	-	-	-	-	-	-	-	-	-	-	-	(135,618)	(135,618)
Balances at June 30, 2020	$38,361,917	$184,247	$53,568,330	$290,616	$15,552,130	$75,000	$23,972,250	$1	$(18,183)	$-	$30,196	$(521,148)	$(490,951)

Balances at December 31, 2020	38,361,917	$184,247	53,661,506	$290,866	15,552,130	$75,000	24,108,246	$1	(118,183)	$(256)	$32,418	$(563,563)	$(531,400)
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	1,009	-	1,009
Net loss	-	-	-	-	-	-	-	-	-	-	-	(81,539)	(81,539)
Balances at March 31, 2021	38,361,917	$184,247	53,661,506	$290,866	15,552,130	$75,000	24,108,246	$1	(118,183)	$(256)	$33,427	$(645,102)	$(611,930)
Exercise of stock options	-	-	-	-	-	-	4,829	-	-	-	14	-	14
Stock-based compensation expense	-	-	-	-	-	-	-	-	-	-	28,188	-	28,188
Net loss	-	-	-	-	-	-	-	-	-	-	-	(64,477)	(64,477)
Balances at June 30, 2021	38,361,917	$184,247	53,661,506	$290,866	15,552,130	$75,000	24,113,075	$1	(118,183)	$(256)	$61,629	$(709,579)	$(648,205)

The accompanying notes are an integral part of these condensed consolidated financial statements.

Celularity Inc.

Condensed Consolidated Statements of Cash Flows (Unaudited)

(in thousands)

	Six Months Ended June 30,
	2021	2020
Cash flow from operating activities:
Net loss	$(146,016)	$(165,818)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation and amortization	3,867	4,046
Deferred income taxes	(1,356)	(8,411)
Provision for doubtful accounts	115	574
Share-based compensation expense	29,197	2,272
Expense related to warrant liabilities	37,679	15,105
Change in fair value of contingent consideration	30,704	116,463
Other, net	3,049	-
Changes in assets and liabilities:
Accounts receivable	90	1,156
Inventory	(1,688)	(788)
Prepaid expenses and other assets	(1,851)	(2,353)
Sale of NOL and R&D tax credits	1,356	3,765
Accounts payable	1,636	(1,432)
Accrued expenses and other liabilities	1,226	(2,876)
Deferred revenue	(1,288)	(266)
Net cash used in operating activities	(43,280)	(38,563)
Cash flow from investing activities:
Capital expenditures	(2,787)	(8,771)
Proceeds from promissory note	300	-
Net cash used in investing activities	(2,487)	(8,771)
Cash flow from financing activities:
Proceeds from issuance of Series B redeemable convertible preferred stock and warrants, net of issuance costs	-	102,535
Proceeds from short term borrowings	5,000	-
Proceeds from the exercise of stock options	14	15
Payments of PIPE/SPAC related costs	(5,841)	-
Net cash (used in) provided by financing activities	(827)	102,550
Net (decrease) increase in cash, cash equivalents and restricted cash	(46,594)	55,216
Cash, cash equivalents and restricted cash at beginning of period	69,513	43,507
Cash, cash equivalents and restricted cash at end of period	$22,919	$98,723

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$11	$3
Supplemental non-cash investing and financing activities:
Property and equipment included in accounts payable and accrued expenses	$(252)	$(2,516)
Change in PIPE/SPAC related costs captured in accounts payable and accrued expenses	1,526	-
Recognition of asset and financing obligation related to facility build out	-	(216)
UltraMIST systems reclass from inventory to fixed assets	-	78
Fair value of warrants issued in connection with Series B preferred stock sale	-	17,954
Issuance of warrants at estimated fair value	-	11,988

The accompanying notes are an integral part of these condensed consolidated financial statements.

Celularity Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

(Unaudited)

(in thousands, except share and per share amounts)

1. Nature of Business and Basis of Presentation

Celularity Inc. (“Celularity” or the “Company”) was incorporated on August 29, 2016 under the laws of the state of Delaware. The Company is a clinical-stage biotechnology company leading the next evolution in cellular medicine by developing off-the-shelf placental-derived allogeneic T cells engineered with chimeric antigen receptor (“CAR”) T cells, natural killer (“NK”) cells and mesenchymal-like adherent stromal cells (“ASCs”), targeting indications across cancer, infectious and degenerative diseases. Celularity is headquartered in Florham Park, NJ. The Company acquired Anthrogenesis Corporation (“Anthrogenesis”) in August 2017 from Celgene Corporation (“Celgene”), a global biotechnology company that merged with Bristol Myers Squibb Company. Previously, Anthrogenesis operated as Celgene Cellular Therapeutics, Celgene’s cell therapy division. Celularity currently has four active clinical trials and plans to submit two additional investigational new drug (“IND”) applications in 2021. The Celularity IMPACT platform capitalizes on the benefits of placenta-derived cells to target multiple diseases, and provides seamless integration, from bio sourcing through manufacturing cryopreserved and packaged allogeneic cells at its purpose-built U.S.-based 150,000 square foot facility. Celularity’s placental-derived cells are allogeneic, meaning they are intended for use in any patient, as compared to autologous cells, which are derived from an individual patient for that patient’s use. From a single source material, the postpartum human placenta, Celularity derives four allogeneic cell types: T cells, unmodified NK cells, genetically-modified NK cells and ASCs, which have resulted in four key cell therapeutic programs: CyCART-19, CYNK-001, CYNK-101 and APPL-001, focused on six initial indications. CyCART-19 is a placental-derived CAR-T cell therapy, in development for the treatment of B-cell malignancies, initially targeting the CD19 receptor. CYNK-001 is a placental-derived unmodified NK cell in development for the treatment of acute myeloid leukemia (“AML”), a blood cancer, and for glioblastoma multiforme (“GBM”), a solid tumor cancer, as well as COVID-19. CYNK-101 is a placental-derived genetically modified NK cell in development, to be evaluated in combination with a monoclonal antibody to target HER2+ cancers, such as gastric cancer. APPL-001 is a placenta-derived ASC being developed for the treatment of Crohn’s disease.

On January 8, 2021, the Company entered into a merger agreement with GX Acquisition Corp. (“GX”), a special purpose acquisition company. Pursuant to the merger agreement, a subsidiary of GX will merge with and into Celularity (“First Merger”), with Celularity surviving the First Merger as a wholly owned subsidiary of GX. Immediately following the First Merger, and as part of the same overall transaction as the First Merger, the surviving company will be merged with and into another subsidiary, Second Merger Sub, (“Second Merger” and, together with the First Merger, the “Mergers”) with Second Merger Sub being the surviving entity of the Second Merger to affect the business combination. The surviving company will be renamed Celularity Inc. (“New Celularity”). The Mergers are subject to approval by stockholders of each company, among other customary terms and conditions.

The Company closed its merger with GX on July 16, 2021. During the third quarter of 2021, the business combination will be accounted for as a reverse recapitalization in conformity with accounting principles generally accepted in the United States. Under this method of accounting, GX has been treated as the “acquired” company for financial reporting purposes. This determination was primarily based on existing Celularity stockholders comprising a relative majority of the voting power of the combined company, Celularity’s operations prior to the acquisition comprising the only ongoing operations of New Celularity, the majority of New Celularity’s board of directors appointment by Celularity, and Celularity’s senior management comprising a majority of the senior management of New Celularity. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Celularity with the business combination being treated as the equivalent of Celularity issuing stock for the net assets of GX, accompanied by a recapitalization. The net assets of GX will be stated at historical costs, with no goodwill or other intangible assets recorded.

COVID-19

On March 10, 2020, the World Health Organization declared the COVID-19 outbreak a pandemic. The virus and actions taken to mitigate its spread have had, and are expected to continue to have, a broad adverse impact on the economies and financial markets of many countries, including the geographical areas in which the Company operates and conducts its business and which the Company’s partners operate and conduct their business. The Company is currently following the recommendations of local health authorities to minimize exposure risk for its team members and visitors. However, the scale and scope of this pandemic is unknown and the duration of the business disruption and related financial impact cannot be reasonably estimated at this time. While management has implemented specific business continuity plans to reduce the potential impact of COVID-19, there is no guarantee that the Company’s continuity plans will be successful.

Although the Company was able to operate continuously throughout 2020, the Company implemented work-from-home policies as needed following local health recommendations for non-essential employees and employees whose roles are able to be performed remotely. Because certain elements of the Company’s operations (such as processing placental tissue, certain biological assays, translational research and storage of cord blood) cannot be performed remotely, the Company instituted controls and protocols including mandatory temperature checking, symptom assessment forms, incremental cleaning and sanitization of common surfaces to mitigate risks to employees.

Due to a broad decline in economic activity and restrictions on physical access to certain medical facilities, the Company did experience a decrease in the net revenues of its degenerative disease business due to the pandemic in 2020. Selling, general and administrative expenses also decreased in 2020 due to lower commercial expenses in the areas of business impacted by COVID-19 restrictions. As for clinical trials, the Company did not cancel or postpone enrollment solely due to the risks of COVID-19. However, enrollment in the clinical trial evaluating CYNK-001 for AML experienced some delays in the first half of 2020 as sites assessed their safety protocols and experienced high volumes of COVID-19 patients. Enrollment has continued in the AML trial and remains ongoing. As a result, during 2020 the Company had a year-over-year increase in research and development expenses notwithstanding the enrollment delays. The Company also initiated a clinical trial evaluating CYNK-001 in patients with COVID-19, which necessitated additional research and development and project management resources. The Company believes that it would have deployed its human and capital resources to other efforts, such as its CyCART-19 clinical development program, had the COVID-19 pandemic not struck.

COVID-19 did not have a material negative impact on oncology clinical trial patient accrual rates during the first half of 2021. However, screenings and enrollments in the COVID-19 trial were lower once vaccines became more widely available. During the first half of 2021, Celularity continued to utilize mandatory temperature checking and symptom assessment forms. Celularity also utilized a liaison to help schedule vaccination appointments for employees.

The extent to which COVID-19 or any other health epidemic may impact the Company’s results will depend on future developments, which are highly uncertain and cannot be predicted, including new information that may emerge concerning the severity of COVID-19 and the actions to contain COVID-19 or treat its impact, among others. Accordingly, COVID-19 could have a material adverse effect on the Company’s business, results of operations, financial condition, and prospects.

Going Concern

In accordance with Accounting Standards Update (“ASU”) No. 2014-15, Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (Subtopic 205-40), the Company has evaluated whether there are certain conditions and events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the condensed consolidated financial statements are issued.

Since its inception, the Company has funded its operations primarily with proceeds from the sales of preferred stock as well as revenues generated through its biobanking and degenerative disease commercial operations. The Company has incurred recurring losses since its inception, including net losses of $146,016 and $208,233 for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively. In addition, as of June 30, 2021, the Company had an accumulated deficit of $709,579. The Company expects to continue to generate operating losses for the foreseeable future. As of June 30, 2021, the Company expects that its cash and cash equivalents will not be sufficient to fund its operating expenses and capital expenditure requirements through at least 12 months from the issuance of the condensed consolidated financial statements.

The Company is seeking additional funding through public or private equity and/or debt financings. The Company may not be able to obtain financing on acceptable terms, or at all. The terms of any financing may adversely affect the holdings or the rights of the Company’s stockholders.

Based on its recurring losses from operations incurred since inception, expectation of continuing operating losses for the foreseeable future, and need to raise additional capital to finance its future operations, the Company has concluded that there is substantial doubt about its ability to continue as a going concern.

The accompanying condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Accordingly, the unaudited condensed consolidated financial statements have been prepared on a basis that assumes the Company will continue as a going concern and which contemplates the realization of assets and satisfaction of liabilities and commitments in the ordinary course of business.

2. Summary of Significant Accounting Policies

Basis of Presentation

The Company’s unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The unaudited condensed consolidated financial statements include the accounts of wholly owned subsidiaries, after elimination of intercompany accounts and transactions. The unaudited condensed consolidated financial information presented herein reflects all financial information that, in the opinion of management, is necessary for a fair statement of financial position, results of operations and cash flows for the periods presented.

The Company’s condensed consolidated financial statements are prepared in accordance with the U.S. Securities and Exchange Commission’s rules for the presentation of interim financial statements, which permit certain disclosures to be condensed or omitted. These financial statements should be read in conjunction with the Company’s annual financial statements for the year ended December 31, 2020.

In the opinion of management, the accompanying interim financial statements include all normal and recurring adjustments (which consist primarily of accruals, estimates and assumptions that impact the financial statements) considered necessary to present fairly the Company’s financial position as of June 30, 2021, and its results of operations, statement of changes in redeemable convertible preferred stock and stockholder’s deficit and cash flows for the six months ended June 30, 2021 and 2020. Operating results for the six months ended June 30, 2021 are not necessarily indicative of the results that may be expected for the year ending December 31, 2021. The interim financial statements, presented herein, do not contain the required disclosures under GAAP for annual financial statements. The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the annual audited financial statements and related notes as of and for the year ended December 31, 2020.

Use of Estimates

The preparation of the Company’s condensed consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements, and the reported amounts of expenses during the reporting period. Significant estimates and assumptions reflected in these condensed consolidated financial statements include, but are not limited to, assumptions related to the Company’s goodwill and intangible impairment assessment, the valuation of inventory and of contingent consideration, accrual of research and development expenses, and the valuations of stock options and preferred stock warrants. The Company based its estimates on historical experience, known trends and other market-specific or other relevant factors that it believes to be reasonable under the circumstances. On an ongoing basis, management evaluates its estimates when there are changes in circumstances, facts and experience. Changes in estimates are recorded in the period in which they become known. Actual results could differ from those estimates.

Fair Value Measurements

Certain assets and liabilities of the Company are carried at fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. Financial assets and liabilities carried at fair value are to be classified and disclosed in one of the following three levels of the fair value hierarchy, of which the first two are considered observable and the last is considered unobservable:

●	Level 1 — Quoted prices in active markets for identical assets or liabilities.

●	Level 2 — Observable inputs (other than Level 1 quoted prices), such as quoted prices in active markets for similar assets or liabilities, quoted prices in markets that are not active for identical or similar assets or liabilities, or other inputs that are observable or can be corroborated by observable market data.

●	Level 3 — Unobservable inputs that are supported by little or no market activity that are significant to determining the fair value of the assets or liabilities, including pricing models, discounted cash flow methodologies and similar techniques.

Income Taxes

The Company accounts for income taxes using the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the condensed consolidated financial statements or in the Company’s tax returns. Deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Changes in deferred tax assets and liabilities are recorded in the provision for income taxes. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent it believes, based upon the weight of available evidence, that it is more likely than not that all or a portion of the deferred tax assets will not be realized, a valuation allowance is established through a charge to income tax expense. Potential for recovery of deferred tax assets is evaluated by estimating the future taxable profits expected and considering prudent and feasible tax planning strategies.

The Company accounts for uncertainty in income taxes recognized in the condensed consolidated financial statements by applying a two-step process to determine the amount of tax benefit to be recognized. First, the tax position must be evaluated to determine the likelihood that it will be sustained based on the technical merits of the position. If the tax position is deemed more-likely-than-not to be sustained, the tax position is then assessed to determine the amount of benefit to recognize in the condensed consolidated financial statements. The amount of the benefit that may be recognized is the largest amount that has a greater than 50% likelihood of being realized upon ultimate settlement with the tax authority. The provision for income taxes includes the effects of unrecognized tax benefits, as well as the related interest and penalties (see Note 16).

Net Loss per Share

Basic net loss per share of common stock is computed by dividing net loss by the weighted-average number of shares of common stock outstanding during each period. Diluted net loss per share of common stock includes the effect, if any, from the potential exercise or conversion of securities, such as redeemable convertible preferred stock, stock options and warrants, which would result in the issuance of incremental shares of common stock. For diluted net loss per share, the weighted-average number of shares of common stock is the same for basic net loss per share due to the fact that when a net loss exists, dilutive securities are not included in the calculation as the impact is anti-dilutive.

The following potentially dilutive securities have been excluded from the computation of diluted weighted-average shares of common stock outstanding, prior to the use of the two-class method, as they would be anti-dilutive:

	June 30,
	2021	2020
Redeemable convertible preferred stock	107,525,553	107,482,377
Stock options	28,873,482	23,078,065
Warrants	25,775,905	25,775,905
	162,174,940	156,336,347

Segment Information

Operating segments are defined as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision-making group, in deciding how to allocate resources in assessing performance. Prior to the third quarter of 2020, the Company managed its operations as one segment. In the third quarter of 2020, the Company began to manage its operations through an evaluation of three distinct businesses segments: Cell Therapy, Degenerative Disease and BioBanking. These segments are presented for the three and six months ended June 30, 2021 and 2020 in Note 17.

Concentrations of Credit Risk and Significant Customers

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company generally maintains balances in various operating accounts at financial institutions that management believes to be of high credit quality, in amounts that may exceed federally insured limits. The Company has not experienced any losses related to its cash and cash equivalents or restricted cash and does not believe that it is subject to unusual credit risk beyond the normal credit risk associated with commercial banking relationships.

The Company is subject to credit risk from trade accounts receivable related to both degenerative disease product sales and biobanking services. All trade accounts receivables are a result from product sales and services performed in the United States. As of June 30, 2021, the Company did not have a single customer that comprised 10% or more of total outstanding accounts receivable. As of December 31, 2020, one of the Company’s customers comprised approximately 24% of the Company’s total outstanding accounts receivable. No single customer provided 10% or more of the revenue earned during the six months ended June 30, 2021 and 2020.

Emerging Growth Company

Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

This may make comparison of the Company’s financial statements with another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Recently Adopted Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (“FASB”) issued ASU No. 2019-12, Simplifying the Accounting for Income Taxes (Topic 740) (“ASU 2019-12”). The objective of the standard is to improve areas of GAAP by removing certain exceptions permitted by Accounting Standards Codification 740 and clarifying existing guidance to facilitate consistent application. The standard was effective for the Company beginning on January 1, 2021. The adoption of ASU 2019-12 as of January 1, 2021 did not have a material impact on the condensed consolidated financial statements.

Recently Issued Accounting Pronouncements

In August 2020, the FASB issued ASU 2020-06, (Subtopic 470-20): Debt — Debt with Conversion and Other Options (“ASU 2020-06”) to address the complexity associated with applying GAAP to certain financial instruments with characteristics of liabilities and equity. ASU 2020-06 includes amendments to the guidance on convertible instruments and the derivative scope exception for contracts in an entity’s own equity and simplifies the accounting for convertible instruments which include beneficial conversion features or cash conversion features by removing certain separation models in Subtopic 470-20. Additionally, ASU 2020-06 will require entities to use the “if-converted” method when calculating diluted earnings per share for convertible instruments. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 (fiscal year 2024 for the Company), including interim periods within those fiscal years. The Company does not expect the impact of ASU 2020-06 to have an impact on its financial position, results of operations or cash flows.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments — Credit Losses (“ASU 2016-13”), which changes the accounting for recognizing impairments of financial assets. Under the new guidance, credit losses for certain types of financial instruments will be estimated based on expected losses. ASU 2016-13 also modifies the impairment models for available-for-sale debt securities and for purchased financial assets with credit deterioration since their origination. ASU 2016-13 is effective for annual periods beginning after December 15, 2022 (fiscal year 2023 for the Company), and interim periods within those periods, with early adoption permitted. The Company currently evaluating the impact that the adoption of ASU 2016-13 will have on its condensed consolidated financial statements.

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”), which sets out the principles for the recognition, measurement, presentation and disclosure of leases for both parties to a contract (i.e., lessees and lessors). The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than 12 months regardless of their classification. Leases with a term of 12 months or less may be accounted for similar to existing guidance for operating leases today. The guidance is effective for the Company for annual reporting periods beginning after December 15, 2021 (fiscal year 2022 for the Company) and interim periods within fiscal years beginning after December 15, 2022 (fiscal year 2023 for the Company), with early adoption permitted. The Company is currently evaluating the impact that the adoption of ASU 2016-02 will have on its condensed consolidated financial statements.

3. Fair Value of Financial Assets and Liabilities

The following tables present information about the Company’s financial assets and liabilities measured at fair value on a recurring basis and indicate the level of the fair value hierarchy used to determine such fair values:

	Fair Value Measurements as of June 30, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents - money market funds	$5,350	$—	$—	$5,350
Convertible note receivable	—	—	2,065	2,065
	$5,350	$—	$2,065	$7,415

Liabilities:
Contingent consideration obligations	$—	$—	$304,071	$304,071
Preferred stock warrants	—	—	114,319	114,319
	$—	$—	$418,390	$418,390

	Fair Value Measurements as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Cash equivalents - money market funds	$45,000	$—	$—	$45,000
Convertible note receivable	—	—	4,715	4,715
	$45,000	$—	$4,715	$49,715

Liabilities:
Contingent consideration obligations	$—	$—	$273,367	$273,367
Preferred stock warrants	—	—	76,640	76,640
	$—	$—	$350,007	$350,007

During the six months ended June 30, 2021 and 2020, there were no transfers between Level 1, Level 2 and Level 3.

The Company’s cash equivalents consisted of money market funds. The money market fund was valued using inputs observable in active markets for similar securities, which represents a Level 1 measurement in the fair value hierarchy.

The carrying values of accounts receivable, short term borrowings, accounts payable, deferred revenue and other current liabilities approximate fair value in the accompanying condensed consolidated financial statements due to the short-term nature of those instruments.

Valuation of Contingent Consideration

The fair value measurement of the contingent consideration obligations is determined using Level 3 inputs and is based on a probability-weighted income approach. The measurement is based upon unobservable inputs supported by little or no market activity based on the Company’s own assumptions.

The following table presents a reconciliation of contingent consideration obligations measured on a recurring basis using Level 3 inputs as of June 30, 2021 and December 31, 2020:

	Balance as of December 31, 2020	Net transfers in to (out of) Level 3	Purchases, settlements and other net	Fair value adjustments	Balance as of June 30, 2021
Liabilities:
Contingent consideration obligations	$273,367	$—	$—	$30,704	$304,071

	Balance as of December 31, 2019	Net transfers in to (out of) Level 3	Purchases, settlements and other net	Fair value adjustments	Balance as of December 31, 2020
Liabilities:
Contingent consideration obligations	$328,933	$—	$—	$(55,566)	$273,367

The fair value of the liability to make potential future milestone and earn-out payments was estimated by the Company at each reporting date based, in part, on the results of a third-party valuation using a discounted cash flow analysis based on various assumptions, including the probability of achieving specified events, discount rates, and the period of time until earn-out payments are payable and the conditions triggering the milestone payments are met. The actual settlement of contingent consideration could differ from current estimates based on the actual occurrence of these specified events.

At each reporting date, the Company revalues the contingent consideration obligation to estimated fair value and records changes in fair value as income or expense in the Company’s consolidated statement of operations. Changes in the fair value of the contingent consideration obligations may result from changes in discount periods and rates, changes in the timing and amount of revenue estimates and changes in probability assumptions with respect to the likelihood of achieving the various contingent consideration obligations. The Company has classified all of the contingent consideration as a long-term liability in the consolidated balance sheet as of June 30, 2021 and December 31, 2020. See Note 10, “Commitment and Contingencies”, for more information on contingent consideration.

Valuation of Preferred Stock Warrant Liability

The preferred stock warrant liability at June 30, 2021 and December 31, 2020 is composed of the fair value of warrants to purchase shares of Series B convertible preferred stock that were issued in 2020. Warrants were issued to Dragasac Limited (“Dragasac”) in January 2020 for no consideration and were recorded at fair value at the date of issuance (see Note 11). The liability associated with the warrants was recorded at fair value on the dates the warrants were issued and exercisable and is subsequently remeasured to fair value at each reporting date. The aggregate fair value of the warrant liability was determined based on significant inputs not observable in the market, which represents a Level 3 measurement within the fair value hierarchy.

The Company used a lattice model to value the warrants issued as the exercise price was a function of the stock price. In the application of each model, estimates and assumptions impacting the fair value measurement include the fair value per share of the underlying shares of the Company’s Series B convertible preferred stock, risk-free interest rate, and exercise date with considerations of the earlier of when the investor is required to exercise and the anticipated exit date. The most significant assumption in the forward contract model impacting the fair value of the preferred stock warrants is the fair value of the Company’s convertible preferred stock as of each remeasurement date. The Company determines the fair value per share of the underlying preferred stock by taking into consideration the most recent sales of its convertible preferred stock, results obtained from third-party valuations and additional factors that are deemed relevant.

As of June 30, 2021 and December 31, 2020, the fair value of the Series B convertible preferred stock warrants was $114,319 and $76,640, respectively. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the estimated remaining term of the warrants.

The following table provides a roll-forward of the aggregate fair values of the Company’s warrant liability for which fair values are determined using Level 3 inputs:

Balance as of December 31, 2019	$—
Fair value of warrants issued in connection with Series B preferred stock sale	17,954
Issuance of warrant at fair value*	11,988
Loss recognized in earnings from change in fair value	46,698
Balance as of December 31, 2020	$76,640

Balance as of December 31, 2020	$76,640
Loss recognized in earnings from change in fair value	37,679
Balance as of June 30, 2021	$114,319

*	The warrants issued at fair value were immediately charged to expense see Note 11

The fair value of the warrants issued to Dragasac was $38,518 as of June 30, 2021. Significant inputs for the warrants issued to Dragasac are as follows:

	June 30, 2021	December 31, 2020
Fair value of common stock	$3.67 - $6.90	$3.20 - 5.34
Exercise price [a]	$5.20	$5.20
Term	0.08 - 1.80	0.33 - 1.33
Volatility	85%	90%
Risk-free interest rate	0.21% - 0.66%	0.09% - 0.10%

(a)	The exercise price is the lower of $5.20 per share or 80 of either (i) the value attributed to one share of Series B Preferred Stock upon a consummation of a change of control or the closing of a strategic transaction or (ii) the price at which one share of the common stock is sold to the public in an initial public offering. As amended on March 16, 2020, the warrants are exercisable on the first to occur of (a) March 16, 2025, (b) the consummation of the Company’s initial public offering, (c) the consummation of a change of control and (d) the closing of a strategic transaction pursuant to which the Company’s shareholders exchange their existing shares of capital stock in the Company for shares in a company whose shares are listed on a national stock exchange.

The fair value of the warrants issued in connection with the Series B Preferred Stock was $75,801 as of June 30, 2021. Significant inputs for the warrants issued in connection with the Series B Preferred Stock are as follows:

	June 30, 2021	December 31, 2020
Fair value of common stock	$3.67 - $6.90	$3.20 - 5.34
Exercise price [b]	$5.79	$5.79
Term	0.08 - 1.80	0.33 - 1.33
Volatility	85%	90%
Risk-free interest rate	0.21% - 0.66%	0.09% - 0.10%

(b)	The warrants are exercisable at a price of $5.787 per share on the first to occur of: (a) the 60-month anniversary of the date of issuance of the warrants, (b) the consummation of an agreement for a public exit event, and (c) the consummation of a change of control.

Valuation of the Convertible Note Receivable

The convertible note receivable was received in connection with the disposition of the UltraMIST/MIST business. At any time on or after January 1, 2021, at the sole discretion of the Company, amounts outstanding under the convertible note receivable (including accrued interest) may be converted into Sanuwave common stock at a defined rate. The convertible promissory note must be paid on or before August 6, 2021. The fair value of this note is determined using Level 3 inputs and is based on a bond valuation which employs a credit default model. The measurement is based upon unobservable inputs supported by little or no market activity based on the Company’s own assumptions.

In the application of each model, estimates and assumptions impacting the fair value measurement include: the fair value of the Company’s common stock price, the point in time when the note will be called, the risk free rate of interest, volatility and default rates.

Significant inputs for the convertible note valuation model are as follows:

	June 30, 2021	December 31, 2020
Face value	$4,000	$4,000
Coupon rate	12% - 17%	12%
Stock price	$0.18	$0.19
Term	1 - 2	0.6
Risk-free interest rate	0.07% - 0.25%	0.09%
Volatility	74%	70%

4. Inventory

The Company’s major classes of inventories were as follows:

	June 30, 2021	December 31, 2020
Raw materials	$808	$376
Work in progress	1,537	460
Finished goods	5,206	5,016
Inventory, gross	7,551	5,852
Less: inventory reserves	(15)	(4)
Inventory, net	7,536	5,848
Balance Sheet Classification:
Inventory	4,472	3,850
Inventory, net of current portion	3,064	1,998
	$7,536	$5,848

Inventory, net of current portion includes inventory expected to remain on hand beyond one year in both periods.

5. Prepaid Expenses

Prepaid expenses consisted of the following:

	June 30, 2021	December 31, 2020
Prepaid clinical expenses	$5,484	$5,151
Prepaid insurance expense	—	206
Other	2,310	1,219
	$7,794	$6,576

6. Property and Equipment, Net

Property and equipment, net consisted of the following:

	June 30, 2021	December 31, 2020
Building (1)	$12,513	$12,513
Leasehold improvement (2)	70,966	55,289
Laboratory and production equipment	7,478	5,884
Machinery, equipment and fixtures	7,006	3,704
Construction in progress	3,307	19,773
Property and equipment	101,270	97,163
Less: Accumulated depreciation (3)	(10,933)	(7,086)
Property and equipment, net	$90,337	$90,077

(1)	Includes $12,513 at June 30, 2021 and December 31, 2020 under financing lease resulting from a failed sale leaseback (see Note 10).
(2)	Includes $70,444 and $55,273 at June 30, 2021 and December 31, 2020, respectively, under financing lease resulting from a failed sale leaseback (see Note 10).
(3)	Includes $4,053 and $2,624 at June 30, 2021 and December 31, 2020, respectively, under financing lease resulting from a failed sale leaseback (see Note 10).

For the three months ended June 30, 2021 and 2020, depreciation expense was $1,385 and $1,338, respectively. Depreciation expense was $2,780 and $1,986, for the six months ended June 30, 2021 and 2020, respectively.

7. Goodwill and Intangible Assets, Net

The carrying values of goodwill assigned to the Company’s operating segments are as follows:

	June 30, 2021	December 31, 2020
Cell Therapy	$112,347	$112,347
Degenerative Disease	3,610	3,610
Biobanking	7,347	7,347
	$123,304	$123,304

Intangible Assets, Net

Intangible assets, net consisted of the following:

	June 30, 2021	December 31, 2020	Estimated Useful Lives
Amortizable intangible assets:
Developed technology	$16,810	$16,810	11-16 years
Customer relationships	2,413	2,413	10 years
Trade names & trademarks	570	570	10-13 years
Reacquired rights	4,200	4,200	6 years
	23,993	23,993
Less: Accumulated amortization
Developed technology	(4,785)	(4,203)
Customer relationships	(1,037)	(906)
Trade names & trademarks	(192)	(165)
Reacquired rights	(2,187)	(1,840)
	(8,201)	(7,114)
Amortizable intangible assets, net	15,792	16,879

Non-amortized intangible assets
Acquired IPR&D product rights	108,500	108,500	indefinite
	$124,292	$125,379

For the three months ended June 30, 2021 and 2020, amortization expense for intangible assets was $546 and $1,030, respectively. Amortization expense for intangible assets was $1,087 and $2,060, for the six months ended June 30, 2021 and 2020, respectively.

8. Accrued expenses and other current liabilities

Accrued expenses consisted of the following:

	June 30, 2021	December 31, 2020
Accrued clinical trial expense	$3,542	$2,644
Accrued professional fees	1,561	2,866
Accrued wages, bonuses, commissions and vacation	4,193	4,991
Accruals for construction in progress	70	171
Deferred rent	333	292
Other	3,695	2,487
	$13,394	$13,451

9. Short-term borrowings

On June 8, 2021, the Company entered into a $5,000 loan agreement with C.V. Starr & Co., Inc. (“CV Starr”). The loan accrues interest on outstanding principal at a rate equal to (a) 8.0% per annum until, and including, July 31, 2021 and (b) 10.0% per annum commencing on, and including August 1, 2021. Accrued and unpaid interest is payable on July 31, 2021, the last day of each month thereafter, on the date of any prepayment of the loan, on the maturity date and, after the maturity date, on demand. The loan shall be paid in full on the earlier of (i) June 8, 2022, (ii) the date of the consummation of the Company’s merger with GX and (iii) the date the outstanding principal is declared due and payable by CV Starr as remedy to an event of default (the “Maturity Date”). On the earlier of (i) the Maturity Date or (ii) the date on which the loan is repaid in full and the commitments of CV Starr are terminated, the Company shall pay CV Starr an exit fee in an amount equal to 2.0% of the aggregate principal amount of the loan advanced.

Under the terms of the loan, the Company cannot permit the aggregate amount of cash and cash equivalents to be less than $5,000 for more than five consecutive business days. The Company may also borrow an additional $5,000 under the loan agreement should it project that the aggregate amount of its cash and cash equivalents will be less than $5,000 prior to the consummation of the merger with GX.

CV Starr is an investor in the Company, holding 4,320,027 warrants to purchase Series B preferred stock and 4,320,027 shares of Series B preferred stock as of June 30, 2021.

During the third quarter of 2021, the Company repaid amounts outstanding under the short term borrowing arrangement with CV Starr (see Note 19).

10. Commitments and contingencies

Lease Agreements

In September 2017, the Company entered into an operating lease for office space in Warren, New Jersey, which expires in 2022. In connection with entering into this lease agreement, the Company issued a letter of credit of $481, which is classified as restricted cash (non-current) on the consolidated balance sheets as of December 31, 2020. During the second quarter of 2021, the full $481 was drawn by the landlord.

On September 10, 2019, the Company extended the operating lease for the office and laboratory space in Cedar Knolls, New Jersey on a month-to-month basis. Beginning November 1, 2019, the Company began paying the landlord the base annual rent and all additional rent at a 2% increase, pro-rated monthly for each month the Company remains in possession of the premises. Monthly lease payments of $15 due under the lease include base rent and ancillary charges.

On March 13, 2019, the Company entered into a lease agreement for a 147,215 square foot facility consisting of office, manufacturing and laboratory space in Florham Park, New Jersey, which expires in 2036. The Company has the option to renew the term of the lease for two additional five-year terms so long as the lease is then in full force and effect. The lease term commenced on March 1, 2020 subject to an abatement of the fixed rent for the first 13 months following the lease commencement date. The initial monthly base rent is approximately $230 and will increase annually. The Company is obligated to pay real estate taxes and costs related to the premises, including costs of operations, maintenance, repair, replacement and management of the new leased premises. In connection with entering into this lease agreement, the Company issued a letter of credit of $14,722 which is classified as restricted cash (non-current) on the consolidated balance sheet as of June 30, 2021 and December 31, 2020. The lease agreement allows for a landlord provided tenant improvement allowance of $14,722 to be applied to the costs of the construction of the leasehold improvements.

The Company is not the legal owner of the leased space. However, in accordance with Accounting Standards Codification 840, Leases, the Company is deemed to be the owner of the leased space, including the building shell, during the construction period because of the Company’s expected level of direct financial and operational involvement in the substantial tenant improvement. The lease arrangement did not meet all the criteria for sale-leaseback accounting due to the continuing involvement of the Company in the property and therefore was accounted for as a failed sale-leaseback financing obligation. As a result, as of December 31, 2019, the Company capitalized the fair value of the building shell, the tenant improvement allowance, and ground rent expense, approximately $28,062, as construction-in-progress within property and equipment, net and recorded a corresponding build-to-suit facility lease financing obligation. As of June 30, 2021, $27,961 related to the lease financing obligation was classified as a long-term capital lease liability on its condensed consolidated balance sheet, while $3,039 was classified as a current liability.

Additionally, construction costs incurred as part of the build-out and tenant improvements were capitalized as construction-in-progress within property and equipment, net. The Company began to occupy completed portions of the facility in the first quarter of 2020. As the building was occupied, costs were moved out of construction-in-process and were placed in service. As of December 31, 2020, there were $15,415 of costs related the facility included in construction-in-progress. Remaining construction was completed during January 2021 and remaining construction-in-progress costs were placed in service.

The Company recognizes rent expense on a straight-line basis over the respective lease period and has recorded deferred rent for rent expense incurred but not yet paid. Rent expense was $676 and $910 for the six months ended June 30, 2021 and 2020, respectively.

Future minimum payments inclusive of the amended lease, by year and in aggregate, under non-cancelable operating leases consist of the following as of June 30, 2021:

2021 (remaining six months)	$2,083
2022	4,129
2023	2,895
2024	2,969
2025	3,042
Thereafter	76,647
Total	$91,765

Contingent Consideration Related to Business Combinations

In connection with the Company’s acquisition of HLI Cellular Therapeutics, LLC and Anthrogenesis, the Company has agreed to pay future consideration to the sellers upon the achievement of certain regulatory and commercial milestones. As a result, the Company recorded $304,071 and $273,367 as contingent consideration as of June 30, 2021 and December 31, 2020, respectively. Due to the contingent nature of these milestone and royalty payments, the Company cannot predict the amount or timing of such payments.

Indemnification Agreements

In the ordinary course of business, the Company may provide indemnification of varying scope and terms to vendors, lessors, business partners and other parties with respect to certain matters including, but not limited to, losses arising out of breach of such agreements or from intellectual property infringement claims made by third parties. In addition, the Company has entered into indemnification agreements with members of its board of directors and its executive officers that will require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is, in many cases, unlimited. To date, the Company has not incurred any material costs as a result of such indemnifications. The Company is not currently aware of any indemnification claims and has not accrued any liabilities related to such obligations in its condensed consolidated financial statements as of June 30, 2021 or December 31, 2020.

Agreement with Palantir Technologies Inc.

On May 5, 2021, the Company executed a Master Subscription Agreement with Palantir Technologies Inc (“Palantir”) under which it will pay $40,000 over five years for access to Palantir’s Foundry platform along with certain professional services. The Company will utilize Palantir’s Foundry platform to secure deeper insights into data obtained from the Company’s discovery and process development, as well as manufacturing and biorepository operations. To date, the Company has not incurred costs under this agreement.

Legal Proceedings

The Company is not a party to any litigation and does not have contingency reserves established for any litigation liabilities. At each reporting date, the Company evaluates whether or not a potential loss amount or a potential range of loss is probable and reasonably estimable under the provisions of the authoritative guidance that addresses accounting for contingencies. The Company expenses as incurred the costs related to such legal proceedings.

11. Equity

Common Stock

As of June 30, 2021 and December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue 202,500,000 shares, respectively, of $0.0001 par value common stock. The voting, dividend and liquidation rights of the holders of the Company’s common stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock (as defined below) set forth below.

Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company’s stockholders. The holders of common stock, voting exclusively and as a separate class, are entitled to elect one director of the Company. Common stockholders are entitled to receive dividends, as may be declared by the board of directors, if any, subject to the preferential dividend rights of Preferred Stock. Through June 30, 2021, no cash dividends had been declared or paid.

As of June 30, 2021 and December 31, 2020, the Company had 118,183 of repurchased shares recorded as treasury stock.

Preferred Stock

The Company has issued Series A convertible redeemable preferred stock (the “Series A Preferred Stock”), Series B convertible redeemable preferred stock (the “Series B Preferred Stock”), and Series X convertible redeemable preferred stock (the “Series X Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock, and Series X Preferred Stock are collectively referred to as the “Preferred Stock”. As of June 30, 2021 and December 31, 2020, the Company’s certificate of incorporation, as amended and restated, authorized the Company to issue a total of 151,609,741 shares, respectively, of Preferred Stock, with a par value of $0.0001 per share. As of and June 30, 2021 and December 31, 2020, no shares of Preferred Stock remained undesignated.

The holders of Preferred Stock have liquidation rights in the event of a deemed liquidation that, in certain situations, are not solely within the control of the Company. Therefore, the Preferred Stock is classified outside of stockholders’ deficit on the consolidated balance sheet.

On March 16, 2020, the Company entered into a Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) with certain institutional investors and certain individual investors (collectively “Investors”). Pursuant to the terms of the Purchase Agreement, the Company sold and issued to the Investors an aggregate of 17,720,750 shares of Series B Preferred Stock and warrants to purchase up to an aggregate of 17,280,109 shares of Series B Preferred Stock for an aggregate purchase price of approximately $102,550. The Company utilized a probability-weighted option pricing model to determine the fair value of the warrants at the issuance date with the residual proceeds allocated to the Series B Preferred Stock. Based on this valuation, the Company determined the purchase price allocated to the Series B Preferred Stock was $84,596 and the purchase price allocated to the warrants was $17,954.

The Company classifies Preferred Stock in accordance with Accounting Standards Codification 480, Distinguishing Liabilities from Equity, which requires that contingently redeemable securities be classified outside of permanent stockholders’ equity. Accordingly, the Company has classified all shares and classes of Preferred Stock as mezzanine equity on the accompanying consolidated balance sheets for the periods presented.

Rights, Preferences and Privileges of the Preferred Stock

The holders of the Preferred Stock have the following rights and preferences except where noted:

Voting

The holders of Preferred Stock are entitled to vote, together with the holders of common stock as a single class, on all matters submitted to stockholders for a vote and have the right to vote the number of shares equal to the number of shares of common stock into which each share of Preferred Stock could convert on the record date for determination of stockholders entitled to vote.

As long as there are at least 5,000,000 shares of Series B Preferred Stock outstanding, the holders of Series B Preferred Stock, voting as a separate class, may elect one director of the Company. The remaining directors shall be elected by holders of common stock and Preferred Stock, voting together as a single class on an as converted basis.

Conversion

Each share of Preferred Stock is convertible, at the option of the holder, at any time after the date of issuance. In addition, each share of Preferred Stock will be automatically converted into shares of common stock at the applicable conversion ratio then in effect (i) upon the closing of a firm-commitment public offering resulting in at least $50,000 of gross proceeds to the Company at a price of at least $7.2337 per share of common stock, subject to appropriate adjustment of any recapitalization (“Qualified IPO”), or (ii) upon the written consent of the holders of a majority of the then-outstanding shares of Preferred Stock, voting together as a single class.

The conversion ratio of each series of Preferred Stock is determined by dividing the Original Issue Price of each series by the Conversion Price of each series. The Original Issue Price per share is $4.8225 for Series A and X Preferred Stock (the “Series A and X Original Issue Price”) and $5.7870 for Series B Preferred Stock (the “Series B Original Issue Price”), each subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization and other adjustments as set forth in the Company’s certificate of incorporation, as amended and restated. As of June 30, 2021 and December 31, 2020, the Conversion Price is equal to the Original Issue Price for each series of Preferred Stock. Accordingly, as of June 30, 2021 and December 31, 2020, each share of each series of Preferred Stock was convertible into shares of common stock on a one-for-one basis.

Dividends

The holders of Preferred Stock are entitled to receive noncumulative dividends when, as and if declared by the board of directors. Dividends accrue on the Preferred Stock at a rate of 6% of the Original Issue Price per year; however, such dividends are only payable when, as and if declared by the board of directors. Holders of the Preferred Stock shall be paid dividends prior and in preference to any dividends on common stock. Through June 30, 2021, no cash dividends have been declared or paid.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or Deemed Liquidation Event (as defined below), each holder of the then-outstanding Preferred Stock will be entitled to receive the greater of (i) an amount equal to the Original Issue Price for each series of Preferred Stock plus any dividends declared but unpaid thereon or (ii) the amount such holder would have received if such holder had converted its shares into common stock immediately prior to such liquidation event at the conversion price. In the event that the assets available for distribution to stockholders are insufficient to pay Preferred Stock holders the full amounts to which they are entitled, the assets available for distribution will be distributed on a pro rata basis among the holders of the Preferred Stock in proportion to the respective amounts that would otherwise be payable in respect of such shares.

After the payment of all preferential amounts to the holders of Preferred Stock, then, to the extent available, the remaining assets of the Company will be distributed among the holders of common stock, pro rata based on the number of shares held by each such holder.

Unless (i) the holders of Series B Preferred Stock will receive an amount less the Original Issue Price or (ii) the holders of majority of the then-outstanding Preferred Stock, voting together as a single class, elect otherwise, a Deemed Liquidation Event shall include a merger or consolidation (other than one in which stockholders of the Company own a majority by voting power of the outstanding shares of the surviving or acquiring corporation) or a sale, lease, transfer, exclusive license or other disposition of all or substantially all of the assets of the Company.

Redemption

The Company’s certificate of incorporation, as amended and restated, does not provide redemption rights to the holders of Preferred Stock.

Preferred Stock Warrants

On May 7, 2018, the Company granted Dragasac a warrant for the purchase of an aggregate of 21,600,137 shares of Series B Preferred Stock (the “Dragasac Warrant”) at an exercise price of $5.7870 per share. On February 15, 2019, Dragasac exercised its rights under the Dragasac Warrant to purchase 8,640,055 shares of Series B Preferred Stock, at an exercise price of $5.7870 per share, for gross proceeds of approximately $50,000. On May 29, 2019, the Company amended and restated the Dragasac Warrant to provide for a reduced exercise price of $5.6000 for the remaining warrant shares in exchange for Dragasac agreeing to purchase 4,464,286 shares of Series B Preferred Stock on or before May 31, 2019. On May 31, 2019, Dragasac exercised its rights under the Dragasac Warrant to purchase 4,464,286 shares of Series B Preferred Stock at a price per share of $5.6000, for gross proceeds of approximately $25,000. On November 1, 2019, the Company again amended the Dragasac Warrant to provide for a reduced exercise price of $5.2000 for the remaining warrant shares in exchange for Dragasac agreeing to purchase 8,495,796 shares of Series B Preferred Stock on or before November 4, 2019. On November 4, 2019, Dragasac exercised its right to purchase 8,495,796 shares of Series B Preferred Stock, at a price per share of $5.2000, for gross proceeds of approximately $44,178.

On January 9, 2020, the Company issued a warrant for the purchase of an aggregate of 8,495,796 shares of Series B Preferred Stock to Dragasac. The exercise price per share at which the warrant will be exercised shall be the lessor of $5.20 per share or 80% of either (i) the value attributed to one share of Series B Preferred Stock upon a consummation of a change of control or the closing of a strategic transaction or (ii) the price at which one share of the common stock is sold to the public in an initial public offering. As amended on March 16, 2020, the warrants are exercisable on the first to occur of (a) March 16, 2025, (b) the consummation of the Company’s initial public offering, (c) the consummation of a change of control and (d) the closing of a strategic transaction pursuant to which the Company’s shareholders exchange their existing shares of capital stock in the Company for shares in a company whose shares are listed on a national stock exchange. The estimated fair value of the warrant of $11,988 at the issuance date was immediately charged to expense and recorded in expense related to warrant liabilities in the accompanying consolidated statements of operations. The incremental change in fair value resulting from the amendment was also immediately charged to expense and recorded in the same line item.

On January 8, 2021, the Company entered into a warrant amendment agreement (“Amendment No. 2”) to amend the warrant issued to Dragasac on January 9, 2020, as amended on March 16, 2020. Amendment No. 2 added a cashless exercise provision and eliminated the provision that would have provided for expiration of the warrant upon consummation of the business combination. Any portion of the warrant that is unexercised prior to consummation of the business combination will convert into warrants to purchase shares of GX Acquisition Corp Class A Common Stock, with the exercise price and number of shares adjusted as per the exchange ratio and the terms of the merger agreement. This amendment did not result in any changes to the accounting for these warrants.

On March 16, 2020, the Company entered into the Purchase Agreement with the Investors. Pursuant to the terms of the Purchase Agreement, the Company sold and issued to the Investors an aggregate of 17,720,750 shares of Series B Preferred Stock and warrants to purchase up to an aggregate of 17,280,109 shares of Series B Preferred Stock for an aggregate purchase price of approximately $102,550. The warrants are exercisable at a price of $5.787 per share on the first to occur of (a) the 60-month anniversary of the date of issuance of the warrants, (b) the consummation of the Company’s initial public offering and (c) the consummation of a change of control. On January 8, 2021, the Company entered into a warrant amendment agreement to amend the warrant issued the Investors on March 16, 2020. The warrant was amended to add cashless exercise provisions following the consummation of the business combination. Any portion of warrant held by the Investors that is unexercised prior to the consummation of the business combination will convert into a warrant to purchase shares of GX Acquisition Corp Class A Common Stock, with the exercise price and number of shares adjusted as per the exchange ratio and the terms of the merger agreement. This amendment did not result in any changes to the accounting for these warrants.

The Company classifies the warrants as liabilities on its consolidated balance sheets because the warrants are freestanding financial instruments that may require the Company to transfer assets upon exercise. The liability associated with each of these warrants was initially recorded at fair value upon the issuance date of each warrant and is subsequently remeasured to fair value at each reporting date. Changes in the fair value of the warrant liability are recognized as a component of other income (expense), net in the consolidated statement of operations and comprehensive loss. Changes in the fair value of each warrant comprising the Preferred Stock warrant liability will continue to be recognized until each respective warrant is exercised, expires or qualifies for equity classification.

As of June 30, 2021, the Company had 25,775,905 outstanding warrants to purchase Series B convertible preferred stock. A summary of the warrants is as follows:

	Number of shares	Exercise price		Expiration date
Dragasac Warrant	8,495,796	$5.20	*	March 16, 2025
March 2020 Series B Warrants	17,280,109	$5.79		March 16, 2025
	25,775,905

*	The exercise price is the lessor of $5.20/share or 80% of either (i) the value attributed to one share of Series B Preferred Stock upon consummation of a change in control or the closing of a strategic transaction or (ii) the price at which one share of common stock is sold to the public market in an initial public offering.

12. Stock-Based Compensation

Stock Options

The Company’s 2017 Equity Incentive Plan (the “2017 Plan”) provides for the Company to grant stock options to employees, directors and consultants of the Company.

The total number of stock options that may be issued under the 2017 Plan was 42,079,496 as of June 30, 2021, and 12,798,446 shares remain available for future grant under the 2017 Plan. Shares that are expired, forfeited, canceled or otherwise terminated without having been fully exercised will be available for future grant under the 2017 Plan.

The 2017 Plan is administered by the board of directors or, at the discretion of the board of directors, by a committee of the board of directors. The exercise prices, vesting and other restrictions are determined at the discretion of the board of directors, or its committee if so delegated, except that the exercise price per share of stock options may not be less than 100% of the fair market value of the share of common stock on the date of grant and the term of stock option may not be greater than ten years. Stock options granted to employees, officers, members of the board of directors and consultants typically vest over a three or four year period.

Stock Option Valuation

The fair value of each option is estimated on the date of grant using a Black-Scholes option pricing model which takes into account inputs such as the exercise price, the estimated fair value of the underlying common stock at grant date, expected term, expected stock price volatility, risk-free interest rate, and dividend yield. The fair value of each grant of stock options was determined by the Company using the methods and assumptions discussed below. Certain of these inputs are subjective and generally required judgement to determine.

●	The expected term of employee stock options with service-based vesting is determined using the “simplified” method, whereby the expected life equals the arithmetic average of the vesting term and the original contractual term of the option due to the Company’s lack of sufficient historical data. The expected term of non-employee options is equal to the contractual term.

●	The expected stock price volatility is based on historical volatilities of comparable public entities within the Company’s industry.

●	The risk-free interest rate is based on the interest rate payable on U.S. Treasury securities in effect at the time of grant for a period that is commensurate with the respective expected term or contractual term.

●	The expected dividend yield is 0% because the Company has not historically paid, and does not expect, for the foreseeable future, to pay a dividend on its common stock.

●	As the Company’s common stock has not been publicly traded, its board of directors periodically estimated the fair value of the Company’s common stock considering, among other things, contemporaneous valuations of its common stock prepared by an unrelated third-party valuation firm.

The following table presents, on a weighted average basis, the assumptions used in the Black-Scholes option-pricing model to determine the grant-date fair value of stock options granted during the six months ended June 30, 2021:

Risk-free interest rate	0.7%
Expected term (in years)	3.9
Expected volatility	83.2%
Expected dividend yield	0%

The weighted average grant-date fair value per share of stock options granted during the six months ended June 30, 2021 was $4.33.

The following table summarizes option activity under the 2017 Plan:

	Options	Weighted average exercise price	Weighted average contract life	Aggregate Intrinsic Value
Balance at January 1, 2021	22,336,005	$1.24	7.3	$100,633
Granted	6,836,102	5.83
Exercised	(4,829)	2.89
Forfeited	(293,796)	5.75
Outstanding at June 30, 2021	28,873,482	$2.28	5.7	$160,397
Vested and expected to vest June 30, 2021	28,873,482	$2.28	5.7	$160,397
Exercisable at June 30, 2021	24,765,272	$2.11	5.4	$141,995

The aggregate intrinsic value of options is calculated as the difference between the exercise price of the stock options and the fair value of the Company’s common stock for those options that had exercise prices lower than the fair value of the Company’s common stock.

In March 2021, Celularity’s board of directors approved the issuance of fully vested options to acquire 350,000 shares at $2.94 per share to each of its non-employee directors. During the second quarter of 2021, the grant notice was provided to the non-employee directors. Accordingly, the grant date was established in the second quarter of 2021 under ASC 718, Compensation – Stock Compensation and the Company recognized the commensurate expense.

During the second quarter of 2021, Celularity’s board of directors approved the issuance of fully vested options to acquire a total of 3,400,000 shares at $7.84 per share to certain members of senior management. Accordingly, the Company recognized the full expense of $13,723 during the second quarter of 2021, of which $6,861 was recorded to research and development expense and $6,862 was recorded to selling, general and administrative expense on the condensed consolidated statement of operations.

During the six months ended June 30, 2021, the aggregate intrinsic value was $24 for the stock options exercised.

Stock-Based Compensation Expense

The company recorded stock-based compensation expense in the following expense categories of its condensed consolidated statements of operations:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cost of goods sold	$16	$16	$32	$40
Research and development	7,316	398	7,663	574
Selling, general and administrative	20,856	1,030	21,502	1,658
	$28,188	$1,444	$29,197	$2,272

As of June 30, 2021, unrecognized compensation cost for options issued was $7,367, and will be recognized over an estimated weighted-average amortization period of 2.6 years.

13. Revenue Recognition

The following table provides information about disaggregated revenue by product and services:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Product sales and rentals, net	$1,045	$2,074	$1,885	$4,866
Processing and storage fees, net	1,597	1,398	2,861	2,814
License related income	555	-	1,111	-
Net revenue	$3,197	$3,472	$5,857	$7,680

The following table provides changes in deferred revenue from contract liabilities:

	2021	2020
Balance at January 1	$12,449	$3,833
Deferral of revenue	2,280	2,272
Recognition of unearned revenue	(3,567)	(2,290)
Balance at June 30	$11,162	$3,815

14. License and Distribution Agreements

Sorrento Therapeutics, Inc. License and Transfer Agreement

On August 15, 2017, the Company entered into a License and Transfer Agreement with TNK Therapeutics, Inc. and Sorrento Therapeutics, Inc. (collectively “Sorrento”), pursuant to which the Company was granted an exclusive license to certain materials, patents and intellectual property related to Sorrento to develop and commercialize products for the treatment of any disease or disorder (the “2017 License Agreement”). During the first quarter of 2020, the 2017 License Agreement was mutually terminated.

On August 26, 2020, the Company and Sorrento entered into a binding term sheet for the exclusive worldwide license to CD19 CAR-T constructs for use in placenta-derived cells for the treatment of any disease or disorder (the “2020 Sorrento Term Sheet”). The 2020 Sorrento Term Sheet outlined various provisions to be incorporated and further negotiated in contemplation of a final license and supply agreement.

On September 30, 2020, the Company and Sorrento entered into a new License and Transfer Agreement for the exclusive worldwide license to CD19 CAR-T constructs for use in placenta-derived cells and/or cord blood-derived cells for the treatment of any disease or disorder (the “2020 Sorrento License Agreement”). Celularity retains the right to sublicense the rights granted under the agreement with Sorrento’s prior written consent. As consideration for the license, the Company is obligated to pay Sorrento a royalty equal to low single-digit percentage of net sales (as defined within the agreement) and a royalty equal to low double-digit percentage of all sublicensing revenues (as defined within the agreement). The 2020 Sorrento License Agreement will remain in effect until terminated by either the Company or Sorrento for uncured material breach upon 90 days written notice or, after the first anniversary of the effective date of the Sorrento Agreement, by the Company for convenience upon six months’ written notice to Sorrento.

The Company and Sorrento are actively negotiating a new supply agreement related to the 2020 Sorrento License Agreement. The 2020 Sorrento Term Sheet details certain aspects of this supply agreement, including (i) pricing terms on material and/or licensed product supplied under the 2020 Sorrento License Agreement and (ii) incentive payments based on delivery of preclinical and clinical vectors by certain dates. The Company did not incur incentive payments related to the 2020 Sorrento Term Sheet.

Lung Biotechnology PBC License Agreement

On June 30, 2017, the Company entered into a license agreement with Lung Biotechnology PBC (“LB”), a wholly owned subsidiary of United Therapeutics Corporation (the “LB Agreement”), whereupon the Company granted to LB an exclusive, worldwide sublicensable license of certain intellectual property to develop and commercialize products in the fields of thoracic and abdominal organ transplantation and pulmonary diseases (the “LB Licensed IP”). Pursuant to the Agreement the Company agreed to supply LB with placental-derived stem cells for use in the development and commercialization of products.

On April 3, 2020, the Company and LB agreed to expand their strategic collaborative license agreement to include treatment of COVID-19 and Acute Respiratory Distress Syndrome (“ARDS”). Under the amended collaborative agreement, the Company will seek regulatory approval for CYNK-001 in the treatment of COVID-19, and LB will seek regulatory approval for CYNK-001 in the treatment of ARDS. LB has global rights under the amended collaborative agreement to commercialize CYNK-001 in the treatment of COVID-19 and ARDS. The collaboration will be governed by a joint steering committee to oversee development and commercialization activities. LB will provide financial support as needed and requested by Celularity, subject to a maximum of $75 per enrolled patient in the related clinical studies, which will be recorded as an offset to research and development expense.

During the first quarter of 2021, the license agreement with LB was terminated in its entirety effective April 11, 2021. The termination applies to the April 3, 2020 amendment for the treatment of CYNK-001 in COVID-19 and ARDS.

Genting Innovation PTE LTD Distribution Agreement

On May 4, 2018, concurrently with Dragasac’s equity investment in the Series B Preferred Stock, the Company entered into a distribution agreement with Genting Innovation PTE LTD (“Genting”) pursuant to which Genting was granted supply and distribution rights to certain Company products in select Asia markets (the “Genting Agreement”). The Genting Agreement grants Genting limited distribution rights to the Company’s then-current portfolio of degenerative disease products and provides for the automatic rights to future products developed by or on behalf of the Company.

The term of the Genting Agreement was renewed on January 31, 2021, and automatically renews for successive twelve-month terms unless Genting provides written notice of its intention not to renew at least three months prior to a renewal term or the Genting Agreement is otherwise terminated by either party for cause.

Genting and Dragasac are both direct subsidiaries of Genting Berhad, a public limited liability company incorporated and domiciled in Malaysia.

Celgene Corporation License Agreement

In connection with the Anthrogenesis acquisition, on August 20, 2017, the Company entered into a license agreement with Celgene (the “Celgene Agreement”) pursuant to which the Company granted Celgene two separate licenses to certain intellectual property owned or controlled by Anthrogenesis as of the date of the Company’s acquisition of Anthrogenesis (the “Anthrogenesis IP”). The Celgene Agreement grants Celgene a royalty-free, fully-paid up, worldwide, non-exclusive license to the Anthrogenesis IP for pre-clinical research purposes in all fields and a royalty-free, fully-paid up, worldwide license, with the right to grant sublicenses, to the Anthrogenesis IP for the development, manufacture, commercialization and exploitation of products in the field of the construction of any CAR, the modification of any T-lymphocyte or NK cell to express such a CAR, and/or the use of such CARs or T-lymphocytes or NK cells for any purpose, including prophylactic, diagnostic, and/or therapeutic uses thereof.

The Celgene Agreement will remain in effect until its termination by either party for cause.

Sanuwave Licensing Agreement

On August 6, 2020, in conjunction with the sale of the UltraMIST business, the Company entered into a five-year licensing arrangement with Sanuwave that includes (i) an exclusive Biovance license for distribution and commercialization in the wound care market worldwide, except for certain Asian jurisdictions and (ii) a non-exclusive license for the distribution and commercialization of Interfyl in the wound care market worldwide, except for certain Asian jurisdictions (the “Sanuwave Licensing Agreement”). Sanuwave has the right to grant sublicenses of the exclusive Biovance license and non-exclusive Interfyl license to (i) its affiliates without the consent of the Company and (ii) any third party for the sole purpose of providing services directly to Sanuwave upon prior written consent by the Company. The Sanuwave License Agreement will automatically renew for additional one-year periods unless either party gives written notice of termination at least 180 days prior to the expiration of the then-current term. Under the Sanuwave License Agreement, the Company will receive a quarterly license fee and a defined royalty on each product sold. A credit is provided to Sanuwave for Biovance royalties up to the quarterly license fee amount. The Company may terminate the Sanuwave Licensing Agreement following the second year if annual sales of that year are less than $3,000. Following the third year of the agreement, either party may terminate the Sanuwave Licensing Agreement upon 90 days written notice should annual sales not exceed $5,000 in that third year or any year thereafter.

Under the Sanuwave Licensing Agreement, the Company will serve on a joint steering committee where it will oversee Sanuwave’s marketing efforts with respect to the licensed products.

Exclusive Supply and Distribution Agreement with Arthrex, Inc.

On May 7, 2021, the Company entered into a six-year supply and distribution agreement with Arthrex, Inc. (“Arthrex”) whereby Arthrex would receive exclusive rights to distribute and commercialize Celularity’s placental-derived biomaterial products for orthopedics and sports medicine in the United States. Under the terms of the agreement, Celularity will continue to be responsible for product manufacturing and supply. The supply and distribution agreement automatically renews for a period of two years unless either party gives notice of non-renewal and may be terminated due to an uncured material breach.

At least 90 days prior to the start of each calendar quarter, Celularity and Arthrex will agree to a minimum binding sales forecast for each product. Once agreed, Arthrex will submit a purchase order to purchase Products for the minimum forecasted quantities and Celularity will bill Arthrex utilizing defined rates in the agreement.

Under the supply and distribution agreement, the Company will establish a joint steering committee with Arthrex to oversee commercialization activities of the placental-derived biomaterial products.

15. Benefit Plans

The Company established a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. This plan covers all employees who meet minimum age and service requirements and allows participants to defer a portion of their annual compensation on a pre-tax basis. Matching contributions to the plan may be made at the discretion of the Company’s board of directors. The Company did not make contributions to the plan for the six months ended June 30, 2021. During the six months ended June 30, 2020, the Company made contributions of $835 to the plan.

16. Income Taxes

The income tax provision for all periods consists of federal and state taxes that are based on an estimated effective tax rates applicable for the full years ended December 31, 2021 and 2020, after giving effect to items specifically related to the interim periods.

The effective income tax rates for the six months ended June 30, 2021 and 2020 were 0.0% and 1.8%, respectively, resulting in a tax benefit of $0 and $4,646, respectively. The principal factor affecting the comparability of the effective income tax rates for the respective periods is the Company’s valuation allowance that was recorded in 2020. The Company recorded a valuation allowance on its deferred tax assets as a result of the Company’s net deferred tax position shifting from a tax liability to a cumulative tax asset position during the first quarter of 2020. After weighing the evidence, the Company does not believe it is more likely than not to be able to utilize its net operating losses.

The tax benefit relates to the reversal of the Company’s previous deferred tax liability position which was primarily related to indefinite lived intangibles.

During the six months ended June 30, 2021 and 2020, the Company sold $1,458 and $4,005, respectively, of its net operating losses (“NOL”) and unused research and development (“R&D”) tax credits through the New Jersey Economic Development Authority’s Technology Business Tax Certificate Transfer Program. The income resulting from the sale of the NOL and R&D tax credits is recorded as a component of other income (expense) on the condensed consolidated statement of operations.

The Company had cash payments for income taxes of $11 and $3 for the six months ended June 30, 2021 and 2020, respectively.

17. Segment Information

The Company regularly reviews its segments and the approach used by management to evaluate performance and allocate resources. Prior to the third quarter of 2020, the Company managed operations as one segment. In the third quarter of 2020, the Company began to manage its operations through an evaluation of three distinct business segments: Cell Therapy, Degenerative Disease, and BioBanking. This change was prompted by certain organizational and personnel changes. The chief operating decision maker uses the revenues and earnings of the operating segments, among other factors, for performance evaluation and resource allocation among these segments.

Management has revised prior-period information (revenue and segment contribution) to conform to the current management evaluation, as operations were not evaluated under this format until the third quarter of 2020.

The reportable segments were determined based on the distinct nature of the activities performed by each segment. Cell Therapy broadly refers to therapies the Company is researching and developing. Therapies being researched are unproven and in various phases of development. Degenerative Disease produces, sells and licenses products used in surgical and wound care markets. Biobanking collects stem cells from umbilical cords and placentas and provides storage of such cells on behalf of individuals for future use.

The Company manages its assets on a total company basis, not by operating segment. Therefore, the chief operating decision maker does not regularly review any asset information by operating segment and, accordingly, asset information is not reported by operating segment. Total assets were approximately $387,885 and $431,008 as of June 30, 2021 and December 31, 2020, respectively.

Financial information by segment for the three months ended June 30, 2021 and 2020 is as follows:

	Three Months Ended June 30, 2021
	Cell Therapy	BioBanking	Degenerative Disease	Other		Total
Net sales	$-	$1,597	$1,600	$-		$3,197
Gross profit	-	1,029	728	-		1,757
Direct expenses	22,105	742	2,150	26,777		51,774
Segment contribution	(22,105)	287	(1,422)	(26,777)		(50,017)
Indirect expenses				10,594	(a)	10,594
Loss from operations						$(60,611)

(a) Components of other
Change in fair value of contingent consideration liability				10,048
Amortization				546
Total other				$10,594

	Three Months Ended June 30, 2020
	Cell Therapy	BioBanking	Degenerative Disease	Other		Total
Net sales	$-	$1,398	$2,074	$-		$3,472
Gross profit	-	701	1,279	-		1,980
Direct expenses	15,576	637	2,783	4,394		23,390
Segment contribution	(15,576)	64	(1,504)	(4,394)		(21,410)
Indirect expenses				115,768	(b)	115,768
Loss from operations						$(137,178)

(b) Components of other
Change in fair value of contingent consideration liability				114,738
Amortization				1,030
Total other				$115,768

Financial information by segment for the six months ended June 30, 2021 and 2020 is as follows:

	Six Months Ended June 30, 2021
	Cell Therapy	BioBanking	Degenerative Disease	Other		Total
Net sales	$-	$2,861	$2,996	$-		$5,857
Gross profit	-	1,569	1,606	-		3,175
Direct expenses	38,392	994	4,164	32,840		76,390
Segment contribution	(38,392)	575	(2,558)	(32,840)		(73,215)
Indirect expenses				31,791	(c)	31,791
Loss from operations						$(105,006)

(c) Components of other
Change in fair value of contingent consideration liability				30,704
Amortization				1,087
Total other				$31,791

	Six Months Ended June 30, 2020
	Cell Therapy	BioBanking	Degenerative Disease	Other		Total
Net sales	$-	$2,814	$4,866	$-		$7,680
Gross profit	-	1,735	3,216	-		4,951
Direct expenses	27,272	1,137	6,458	9,735		44,602
Segment contribution	(27,272)	598	(3,242)	(9,735)		(39,651)
Indirect expenses				118,523	(d)	118,523
Loss from operations						$(158,174)

(d) Components of other
Change in fair value of contingent consideration liability				116,463
Amortization				2,060
Total other				$118,523

18. Related Party Transactions

Consulting Agreement with Dr. Andrew Pecora

On September 1, 2017, the Company entered into a scientific and clinical advisor agreement (the “SAB Agreement”) with Dr. Andrew Pecora, a member of the Company’s board of directors, for the provision of consulting and advisory services. The SAB Agreement was superseded by a new SAB Agreement executed by the Company on February 1, 2019.

On April 13, 2020, the Company executed the First Amendment of the SAB Agreement with Dr. Pecora. The term of the First Amendment was six months. It provided for the payment of $20 per month and the issuance of a stock option to purchase 200,000 shares of the Company’s common stock. This consideration was in addition to consideration defined in prior agreements. Upon the execution of the agreement, 100,000 of the options were earned. The remaining 100,000 shares were earned upon Dr. Pecora’s achievement of a performance objective.

On October 15, 2020, the Company executed the Second Amendment to the SAB Agreement with Dr. Pecora. Under the Second Amendment, Dr. Pecora will provide the Company with strategic advice on clinical development operations and strategy and assist in establishing a long-range clinical development plan. Compensation under the arrangement includes: (i) cash consideration of $20 per month, (ii) a one-time cash bonus of $50 upon consummation of a merger, combination, consolidation or similar transaction involving the Company in relation to a transaction with GX Acquisitions Corp., (iii) a non-qualified stock option to purchase 200,000 shares of the Company’s common stock. This non-qualified stock option has was granted as of during the second quarter of 2021. The original expiration of the Second Amendment was January 31, 2021. On January 31, 2021, the Company executed the amended and restated second amendment to the SAB Agreement which extended the term of the Second Amendment to September 30, 2021, unless earlier terminated by the Company for cause.

Pursuant to the SAB Agreements, the Company paid Dr. Pecora $240 and $220 for the six months ended June 30, 2021 and 2020, respectively.

CURA Foundation

During the six months ended June 30, 2020, the Company made a contribution of $375 to the CURA Foundation in support of the International Vatican. Dr. Robin L. Smith serves on the Company’s Board of Directors and is the president and chairperson of the board of the CURA Foundation.

COTA, Inc

In November 2020, Celularity and COTA, Inc. (“COTA”) entered into an Order Schedule (the “Order Schedule No. 2”), to the Master Data License Agreement between Celularity and COTA, dated October 29, 2018, pursuant to which COTA will provide to Celularity the licensed data in connection with AML patients. The COTA Order Schedule No. 2 will terminate on the one-year anniversary following the final licensed data deliverable described therein. Andrew Pecora, M.D., a current member of the Celularity Board, Celularity’s temporary President of Medical Affairs under his consulting agreement, and member of Celularity’s Scientific and Clinical Advisory Board, is the Founder and Chairman of the Board of COTA and Dr. Robin L. Smith, a member of the Celularity Board, is an investor in COTA. The Company paid COTA $149 for the six months ended June 30, 2021.

Cryoport Systems, Inc

During the six months ended June 30, 2020, the Company made payments totaling $104 to the Cryoport Systems, Inc (“Cryoport”) for transportation of cryopreserved materials. The Company’s Chief Executive Officer, Dr. Robert Hariri, M.D, Ph.D., has served on Cryoport’s board of directors since September 2015.

CV Starr Loan

On June 8, 2021, the Company entered into a $5,000 loan agreement with CV Starr. CV Starr is an investor in the Company, holding 4,320,027 warrants to purchase Series B preferred stock and 4,320,027 shares of Series B preferred stock as of June 30, 2021. During the third quarter of 2021, the Company repaid amounts outstanding under the short term borrowing arrangement with CV Starr (see Note 19).

19. Subsequent Events

For its condensed consolidated financial statements as of June 30, 2021, the Company has evaluated subsequent events through August 16, 2021, the date on which these financial statements were issued, and there are no items requiring disclosure except the following:

Sanuwave License Agreement & Promissory Note

During the second quarter of 2021, the Company sent a notice of deficiency to Sanuwave under the existing license agreement, where Sanuwave had until July 19, 2021 to cure a material breach. This material breach was not cured by Sanuwave and, as a result, Sanuwave lost its exclusivity surrounding their distribution and commercialization license for Biovance in the wound care market.

Sanuwave did not pay the outstanding balance of its promissory note prior to the maturity date of August 6, 2021. Following this event of default, the promissory note will prospectively accrue interest on the outstanding principal balance at a rate of 17% per annum. The Company has the option to convert the outstanding balance of the promissory note into Sanuwave common stock. To date, the Company has not converted any amounts outstanding under the promissory note into Sanuwave common stock.

Closing of the Merger with GX Acquisition Corp.

On July 16, 2021, the Company closed it merger with GX. Proceeds from the transaction totaled approximately $138,000, which included funds held in GX’s trust account and a concurrent private placement investment in public entity (“PIPE”) financing led by existing Celularity shareholders.

The business combination will be accounted for as a reverse recapitalization in conformity with GAAP. Under this method of accounting, GX has been treated as the “acquired” company for financial reporting purposes. Accordingly, for accounting purposes, the financial statements of the combined entity will represent a continuation of the financial statements of Celularity with the business combination being treated as the equivalent of Celularity issuing stock for the net assets of GX, accompanied by a recapitalization. The net assets of GX will be stated at historical costs, with no goodwill or other intangible assets recorded.

Payment of Short-Term Borrowing

On July 20, 2021, the Company repaid amounts outstanding under the short term borrowing arrangement with CV Starr. Total amount paid to CV Starr was $5,146, which included principal, accrued interest and 2% exit fee (see Note 9 for further information on the short term borrowing arrangement with CV Starr).

Strategic Partnership with Imugene Limited

On August 5, 2021, the Company entered into a research collaboration agreement with Imugene Limited (“Imugene”). Imugene and Celularity will initially collaborate to develop the combination of Imugene’s CD19 oncolytic virus technology and Celularity’s CyCART-19 for the treatment of solid tumors. Nonclinical in vitro and in vivo combination studies will commence in 2021.

Under this agreement, the Company grants Imugene a worldwide, non-exclusive, royalty-free, fully paid license to any Celularity invention created as a result of the research performed. Also, Imugene grants the Company a worldwide, non-exclusive, royalty-free, fully paid license to any Imugene invention created as a result of the research performed.

The research collaboration agreement will continue until the earlier of (a) completion of the research or (b) August 5, 2022. Either party may terminate the agreement at any time with or without cause upon providing 30 days written notice to the other party.